Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
VERTICAL HEALTH SOLUTIONS, INC.

Vertical Health Solutions, Inc. (the “Corporation”), a corporation organized and existing under the Business Corporation Act (the “Act”) of the State of Florida, does hereby certify:

I.                                         The name of the Corporation is Vertical Health Solutions, Inc.

II.                                     The Corporation, pursuant to the provisions of Section 607.1003 of the Act, hereby adopts the following amendment to Article IV of its Amended and Restated Articles of Incorporation filed on February 28, 2002 (the “Amended and Restated Articles”) by inserting the following text at the beginning of such Article IV:

On June 21, 2002, the Board of Directors and Shareholders of the Corporation approved a 7-to-6 reverse stock split of the Corporation’s issued and outstanding Common Stock and Series A Preferred Stock, while otherwise leaving unaffected the total number of authorized shares of the Corporation’s capital stock and the par value of such stock, by a vote required to effectuate such reverse stock split. Pursuant to the reverse stock split, each issued and outstanding share of Common Stock of the Corporation was automatically changed, combined and reclassified into six-sevenths (6/7) of a fully paid and nonassessable share of Common Stock, with a par value of $.001 per share and each issued and outstanding share of Series A Preferred Stock of the Corporation was automatically changed, combined and reclassified into six-sevenths (6/7) of a fully paid and nonassessable share of Series A Preferred Stock, with a par value of $.001 per share. This reverse stock split did not affect the total number of shares of capital stock authorized by the Corporation, nor the par value of such capital stock, which remained set at Fifty Three Million (53,000,000) shares, consisting of (i) Forty Eight Million (48,000,000) shares of Common Stock, $.001 par value per share, and (ii) Five Million (5,000,000) shares of Preferred Stock, $.001 par value per share.

III.                                 The amendment has been effected in conformity with the provisions of the Act and the Corporation’s Amended and Restated Articles and the amendment has been effected in conformity with the provisions of Section 607.1003 the Act and was duly approved and adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority vote of the Corporation’s Shareholders. The vote case for the amendment was sufficient for approval of such amendment.

IV.                                 Except as otherwise amended hereby, the Amended and Restated Articles shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment on June 10, 2002.

/s/ Stephen Watters
Stephen Watters, Chief Executive Officer